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                                                                    EXHIBIT 4.11

                        APPLIED VOICE RECOGNITION, INC.

                          INVESTOR'S RIGHTS AGREEMENT

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                               December 31, 1998

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                          INVESTORS' RIGHTS AGREEMENT

    This Investor' Rights Agreement (this "Agreement') is made as of the 31st day of December, 1998, by and between APPLIED VOICE RECOGNITION, INC., a Delaware corporation (the "Company"), and L & H INVESTMENT COMPANY, N.V., a Belgium company (the "Investor").

                                   RECITALS

    The Company and the Investor are parties to that certain Series D Preferred Stock and Warrant Purchase Agreement of even date herewith (the "Series D Agreement"); and

    WHEREAS, in order to induce the Company to enter into the Series D Agreement and to induce the Investor to invest funds in the Company pursuant to the Series D Agreement, the Investor and the Company hereby agree that this Agreement shall govern certain rights of the Investor with respect to the Company.

    NOW, THEREFORE, the parties hereby agree as follows:

                                   ARTICLE I

                           COVENANTS OF THE COMPANY

    1.01 Delivery of Financial Statements. The Company shall deliver to the Investor so long as it holds a minimum of 500 shares of Series D Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations):

        (a) as soon as practicable, but in any event within 135 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder's equity as of the end of such year, and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles, audited by independent public accountants selected by the Company;

        (b) as soon as practicable, but in any event within 135 days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement, schedule as to the sources and application of funds for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

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        (c) within twenty-one (21) days of the end of each month, an unaudited income statement and schedule as to the sources and application of funds and balance sheet for and as of the end of such month, in reasonable detail;

        (d) as soon as practicable, but in any event no later than sixty (60) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including budgeted balance sheets and sources and applications of funds statements for such months and, as soon as reasonably practicable after having been prepared, any other budgets or revised budgets prepared by the Company; provided, however, notwithstanding the foregoing, the budget and business plan for 1999 shall be due no later than January 31, 1999.

    1.02 Inspection. The Company shall permit the Investor, at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor and without unreasonably disrupting the Company; provided, however, that the Company shall not be obligated pursuant to this Section 1.02 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

    1.03 Proprietary Information and Inventions Agreements. The Company will cause each person now or hereafter employed by it or any subsidiary with access to confidential information to enter into a proprietary information and inventions agreement substantially in the form approved by the Board of Directors.

    1.04 Right of First Offer. Subject to the terms and conditions specified in this Section 1.04 and the provisions of Section 1.05 below, the Company hereby grants to the Investor so long as the investor holds shares of Series D Preferred Stock and this agreement has not been terminated in accordance with the terms hereof, a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 1.04, the Investor includes any general partners and affiliates of the Investor. The Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

    Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock in a private sale ("Shares"), the Company shall first make an offering of such Shares to the Investor in accordance with the following provisions:

        (a) The Company shall deliver a written in accordance herewith ("Notice") to the Investor stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

        (b) By written notification received by the Company within five (5) calendar days after receipt of the Notice, the Investor may elect to purchase or obtain, at the price

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    and on the terms specified in the Notice, all of such Shares or may request
    (without guarantee by the Company) to purchase up to that number of the Shares which equals the proportion that the number of shares of Common Stock of the Company ("Common Stock") issued and held, or issuable upon conversion of the Series D Preferred Stock then held, by the Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible and exercisable securities) as of the date of the Notice. If the Investor elects to purchase all Shares, the Company shall promptly use its best efforts to bring about such sale.

        (c) If the Investor does not elect to purchase all Shares referred to in the Notice as provided in subsection 1.04(b) hereof, the Company may, during the sixty (60)-day period following, offer the Shares to any person or persons at a price not less than 95% of the purchase price, and upon terms no more favorable to the offeree than those specified in the Notice. The Company shall use reasonable efforts to arrange such a sale allowing the Investor to purchase its pro rata portion of the Shares (as described above). If the Company does not consummate such sale within the sixty
    (60)-day period, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Investor in accordance herewith.

        (d) The right of first offer in this Section 1.04 shall not be applicable (i) to the issuance or sale of shares of Common Stock (or options therefor) to employees, consultants or directors of this Company pursuant to the plan as currently approved by the Company's Board of Directors, (ii) to a public offering of the Company's equity securities, (iii) to the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) to the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise that is approved by the Board of Directors or (v) to the issuance of stock, warrants or other securities or rights to persons or entities with which the Company has or is establishing business relationships that is approved by the Board of Directors provided such issuances are for other than primarily equity financing purposes.

    1.05 Termination of Rights. The rights set forth in Section 1.04 hereof shall terminate and be of no further force or effect upon the earlier of (i) the sale of more than $15 million of securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public, or (ii) December 31, 2000.

                                  ARTICLE II

                                 MISCELLANEOUS

    2.01 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied,

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is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. This Agreement may not be assigned by either party without the permission of the other; however, the Company will not unreasonably withhold permission for the Investor to transfer all of its rights hereunder to a single party so long as the Investor simultaneously transfers all of its shares of Series D Preferred Stock and the transferee assumes any obligations of the Investor hereunder.

    2.02 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

    2.03 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    2.04 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

    2.05 Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be delivered in person or by telecopy or by overnight courier guaranteeing no later than second business day delivery, or five days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, in any case directed to the appropriate party at the address set forth below its signature hereto. Any party may change its address for notice by giving ten (10) days advance written notice to the other parties. Every notice or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, or on the date actually received, if sent by telecopy or overnight courier service, with receipt acknowledged.

    2.06 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

    2.07 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties hereto.

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    2.08 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

    2.09 Arbitration. All disputes, claims, and/or requests for specific contractual performance, or other equitable relief, or damages or any other matters in question between the parties arising out of this Agreement shall be submitted for arbitration, provided that the parties have first made a good faith effort to resolve such matters together. Demand shall be made to the American Arbitration Association ("AAA") and shall be conducted in New York, New York by a panel of three (3) arbitrators. The Investor and the Company shall each choose one (1) panel member from a panel of person having experience with and knowledge of the purchase and sale of securities. The third member shall be an independent party, chosen by the first two members. At least one member of the panel must have a legal background. Arbitration shall be in accordance with the commercial rules of the AAA. The Award of the Arbitrators shall be final and judgement may be entered upon it in any court having jurisdiction thereof, and the prevailing party shall be entitled to costs and reasonable attorneys' fees arising out of Arbitration

    2.10 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                COMPANY:

                                APPLIED VOICE RECOGNITION, INC.


                                By: ____________________________________________
                                    Timothy J. Connolly, Chief Executive Officer

                                Address: 4015 Post Oak Place
                                         Suite 111
                                         Houston, TX 77027
                                         Telephone: (713) 621-5678
                                         Telecopier: (713) 621-5870

                                INVESTOR:

                                L & H INVESTMENT COMPANY N.V.

                                    /s/ Thomas Denys
                                By: ____________________________________________
                                      C.V.B.A. Thomas Denys, Director

                                Address: Sint-Krispijnstraat 7
                                         8900 Ieper
                                         Belgium
                                         Telephone: 011-32-5-722-9540
                                         Telecopier: 011-32-5-722-9545

                SIGNATURE PAGE TO INVESTOR'S RIGHTS AGREEMENT]

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sale of securities. The third member shall be an independent party, chosen by the first two members. At least one member of the panel must have a legal background. Arbitration shall be in accordance with the commercial rules of the AAA. The Award of the Arbitrators shall be, final and judgement may be entered upon it in any court having jurisdiction therof, and the prevailing party shall be entitled to costs and reasonable attorneys' fees arising out of Arbitration.

    2.10 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                             COMPANY:

                             APPLIED VOICE RECOGNITION, INC.

                                  /s/ Timothy J. Connolly
                             By: _______________________________________________
                                 Timothy J. Connolly, Chief Executive Officer

                             Address: 4015 Post Oak place
                                      Suite 111
                                      Houston, TX 77027
                                      Telephone: (713) 621-5678
                                      Telecopier: (713) 621-5870

                             INVESTOR:

                             L & H INVESTMENT COMPANY N.V.


                             By: _______________________________________________
                                 C.V.B.A. Thomas Denys, Director

                             Address: Sint-Krispijnstrast 7
                                      8900 Ieper
                                      Belgium
                                      Telephone: 011-32-5-722-9540
                                      Telecopier: 011-32-5-722-9545

                [SIGNATURE PAGE TO INVESTORS' RIGHTS AGREEMENT]

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